Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 7 TO MASTER REPURCHASE AGREEMENT

Amendment No. 7, dated as of November 30, 2005 (this “Amendment”), among MERRILL LYNCH MORTGAGE CAPITAL INC. (“Buyer”), HOMEBANC MORTGAGE CORPORATION (“HMC” and a “Seller”) and HOMEBANC CORP. (“HB Corp.” and a “Seller”, together with HMC as the “Sellers”).

RECITALS

The Buyer and the Sellers are parties to that certain Master Repurchase Agreement, dated as of February 27, 2002, as amended by Amendment No. 1, dated as of April 15, 2003, Amendment No. 2, dated as of May 28, 2003, Amendment No. 3, dated as of February 25, 2004, Amendment No. 4, dated as of June 7, 2004, Amendment No. 5 and Joinder, dated as of December 31, 2004 and Amendment No. 6, dated as of February 25, 2005 (the “Existing Repurchase Agreement”; as amended by this Amendment, the “Repurchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement.

The Buyer and the Sellers have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.

Accordingly, the Buyer and the Sellers hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended, as follows:

SECTION 1. Definitions. Section 2 of the Existing Repurchase Agreement is hereby amended by:

1.1 adding the following defined term in its proper alphabetical order:

““Capital Raise Period” shall mean the period of time beginning on November 30, 2005 until and including the earlier of (A) May 31, 2006 or (B) the date HB Corp. realizes proceeds from the 2006 public sale of at least an additional $50,000,000 of common equity offering.”

““Qualified Subordinated Debt” shall mean, Indebtedness of the Sellers which is (i) unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of such Seller in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of Sellers to Buyer hereunder on terms and conditions approved in writing by Buyer and all other terms and conditions of which are satisfactory in form and substance to Buyer.”

1.2 deleting the definitions of “Liquidity”, “Market Value”, “Tangible Net Worth” and “Total Recourse Liabilities” in their entirety and replacing them with the following:

““Liquidity” means the HB Corp.’s unencumbered cash and Cash Equivalents.”

““Market Value” shall mean, as of any date with respect to any Purchased Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by the Buyer in its sole good faith discretion. Without limiting the generality of the foregoing, the Sellers acknowledge that the Market Value of a Purchased Mortgage Loan may be reduced to zero by Buyer if:

(a) such Purchased Mortgage Loan ceases to be an Eligible Mortgage Loan;

(b) the Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement (other than to a Take-out Investor pursuant to a Bailee Letter) for a period in excess of 10 calendar days;

(c) the Purchased Mortgage Loan (other than a Purchased Mortgage Loan which is a Construction to Permanent Mortgage Loan) has been subject to a Transaction for a period of greater than 120 days;

(d) the Purchased Mortgage Loan is a Construction to Permanent Mortgage Loan (other than a Qualified Construction to Permanent Mortgage Loan) which has been subject to a Transaction for a period of greater than 360 days;

(e) the Purchased Mortgage Loan is a Qualified Construction to Permanent Mortgage Loan which has been subject to a Transaction for a period of greater than 15 months;

(f) such Purchased Mortgage Loan is a Delinquent Mortgage Loan;

(g) such Purchased Mortgage Loan is a Conforming or Jumbo Mortgage Loan which is rejected by the related Takeout Investor;

(h) a First Payment Default occurs with respect to such Purchased Mortgage Loan;

(i) if the Purchased Mortgage Loan is a Conforming Mortgage Loan or Jumbo Mortgage Loan, the Buyer has determined in its sole good faith discretion that the Purchased Mortgage Loan is not eligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry with respect to Conforming Mortgage Loans and Jumbo Mortgage Loans;

(j) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Conforming Mortgage Loans that are Purchased Mortgage Loans exceeds $150,000,000;

(k) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Jumbo Mortgage Loans that are Purchased Mortgage Loans exceeds $75,000,000;

(l) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Construction to Permanent Mortgage Loans that are Purchased Mortgage Loans exceeds $30,000,000;

(m) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Jumbo Mortgage Loans with an unpaid principal balance greater than $750,000 but less than $2,000,000 that are Purchased Mortgage Loans exceeds $10,000,000;

(n) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Construction to Permanent Loans with an unpaid principal balance greater than $1,000,000 but less than $2,000,000 that are Purchased Mortgage Loans exceeds $5,000,000;

(o) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the sum of (i) the aggregate Purchase Price of all Construction to Permanent Loans with an unpaid principal balance greater than $1,000,000 but less than $2,000,000 that are Purchased Mortgage Loans, and (ii) the aggregate Purchase Price of all Jumbo Mortgage Loans with an unpaid principal balance greater than $750,000 but less than $2,000,000 that are Purchased Mortgage Loans, exceeds $15,000,000; or

(p) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Non-Owner Occupied Mortgage Loans that are Purchased Mortgage Loans exceeds $15,000,000.”

““Tangible Net Worth” shall mean, for any Person as of a particular date,

(a) all amounts which would be included under capital on a balance sheet of such Person at such date, determined in accordance with GAAP, less

(b) (i) amounts owing to such Person from Affiliates, or from officers, employees, shareholders or other Persons similarly affiliated with such Person, and (ii) intangible assets, plus

(c) Qualified Subordinated Debt.”

““Total Recourse Liabilities” means Total Liabilities minus (i) Non-Recourse Indebtedness and (ii) Qualified Subordinated Debt.”

SECTION 2. Representations. Section 11(r) of the Existing Repurchase Agreement is hereby amended by deleting the existing section and replacing it with the following language:

“(r) Other Indebtedness. All Indebtedness (other than Indebtedness evidenced by this Repurchase Agreement, other Indebtedness for borrowed money, or Indebtedness owed by HMC to HB Corp.) of Sellers existing on the date hereof does not exceed twenty million dollars ($20,000,000) in the aggregate.”

SECTION 3. Financial Covenants. Section 12(j) of the Existing Repurchase Agreement is hereby amended by deleting the existing section and replacing it with the following language:

“(i) Maintenance of Tangible Net Worth. HMC shall maintain a Tangible Net Worth of not less than $10,000,000.

(ii) Maintenance of Adjusted Tangible Net Worth for HB Corp. HB Corp. shall maintain an Adjusted Tangible Net Worth (on a consolidated basis with its Subsidiaries) of not less than Two Hundred Twenty Five Million Dollars ($225,000,000) plus an amount equal to eighty-five percent (85%) of the net proceeds realized by HB Corp from equity offerings after the date hereof.

(iii) Total Recourse Liabilities to Adjusted Tangible Net Worth Ratio. HB Corp. shall not permit the ratio of: (x) the Total Recourse Liabilities of HB Corp. and its Subsidiaries, on a consolidated basis; to (y) the Adjusted Tangible Net Worth of HB Corp. and its Subsidiaries, on a consolidated basis; to exceed 4.5:1.00 as of the end of any calendar month or any of HB Corp.’s fiscal quarters or fiscal years.

(iv) Total Liabilities to Adjusted Tangible Net Worth Ratio. HB Corp. shall not permit the ratio of: (x) the Total Liabilities of HB Corp. and its Subsidiaries, on a consolidated basis, less Qualified Subordinated Debt; to (y) the Adjusted Tangible Net Worth of HB Corp. and its Subsidiaries, on a consolidated basis, to exceed (A) 20.00:1.00 as of the end of any calendar month or any of HB Corp.’s fiscal quarters or fiscal years (other than during the Capital Raise Period) or (B) 25.00:1.00 as of the end of any calendar month or any of HB Corp.’s fiscal quarters or fiscal years during the Capital Raise Period.

(v) Liquidity. HB Corp. shall ensure that, as of the end of each calendar month, it has Liquidity in an amount not less than $10,000,000.

(vi) Other Indebtedness. All Indebtedness (other than Indebtedness evidenced by this Repurchase Agreement, other Indebtedness for borrowed money, or Indebtedness owed by HMC to HB Corp.) of Sellers shall not exceed twenty million dollars ($20,000,000) in the aggregate.”

SECTION 4. Conditions Precedent. This Amendment shall become effective as of November 30, 2005 (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

4.1 Delivered Documents. On the date hereof, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

(a) this Amendment, executed and delivered by duly authorized officers of the Buyer and the Sellers; and

(b) such other documents as the Buyer or counsel to the Buyer may reasonably request.

SECTION 5. Representations and Warranties. Each Seller hereby represents and warrants to the Buyer that it is in compliance with all the terms and provisions set forth in the Existing Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 11 of the Existing Repurchase Agreement.

SECTION 6. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 7. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

Buyer:	MERRILL LYNCH MORTGAGE CAPITAL INC., as Buyer

	By:	/s/ James B. Cason
	Name:	James B. Cason
	Title:	Vice President

Seller:	HOMEBANC MORTGAGE CORPORATION, as Seller

	By:	/s/ James L. Krakau
	Name:	James L. Krakau
	Title:	Senior Vice President

Seller:	HOMEBANC CORP., as Seller

	By:	/s/ James L. Krakau
	Name:	James L. Krakau
	Title:	Senior Vice President